Exhibit (a)(16)
Javelin Pharmaceuticals, Inc. Provides Update to Dyloject™ UK Supply Chain
CAMBRIDGE, Mass., May 24, 2010 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (NYSE Amex: JAV), a leading developer of novel acute care pain products, today announced that Therabel Pharma UK Limited (“Therabel”), a subsidiary of Therabel Pharma N.V. and Javelin’s licensee of commercial rights to Dyloject™ (diclofenac sodium) in the European Union recently informed Javelin and publicly announced that it is withdrawing all batches of Dyloject (diclofenac 75mg/2ml) from the UK market with a Drug Alert Class 2 Medicines Recall.
Therabel reported that it became aware of the presence of a white particulate matter in some vials of Dyloject in its supply chain. These findings were promptly reported to The Defective Medicines Reporting Centre (DMRC) of The Medicines and Healthcare Products Regulatory Agency (MHRA) in accordance with standard procedures.
Therabel further reported that its review of pharmacovigilance information does not appear to indicate any detected patient safety concerns linked to the particulate matter found in some vials. Dyloject has been marketed in the UK since December of 2007.
Therabel has indicated that it is cooperating fully with the MHRA and is active in an investigation to resolve this matter and to restore the supply of Dyloject to the UK market as soon as possible. Javelin is providing assistance to Therabel with its investigation.
About Javelin Pharmaceuticals
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The company has one marketed drug in the U.K., an NDA-submitted drug candidate, Dyloject, and two drug candidates in U.S. advanced clinical development. For additional information about Javelin, please visit the company’s Web site at http://www.javelinpharmaceuticals.com.
Important Additional Information Filed with the U.S. Securities and Exchange Commission

Discus Acquisition Corporation, a wholly-owned subsidiary of Hospira, Inc. (“Hospira”), has commenced a tender offer for all of Javelin’s outstanding shares of common stock. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Javelin common stock. Hospira has filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer on April 21, 2010, and Javelin filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on April 22, 2010. Hospira and Javelin have mailed these documents to Javelin’s stockholders. Javelin stockholders can obtain a free copy of these documents and other documents filed by Hospira and Javelin with the SEC at the Web site maintained by the SEC at www.sec.gov. In addition, Javelin stockholders can obtain a free copy of these documents by directing a request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations. INVESTORS AND JAVELIN SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
None of the information included on any Internet Web site maintained by Hospira, Javelin or any of their affiliates, or any other Internet Web site linked to any such Web site, is incorporated by reference in or otherwise made a part of this press release.
Forward-Looking Statements
Javelin
This press release contains “forward-looking statements”, including statements relating to the expected timing of results and development of Javelin’s drug candidates and any potential transaction between Javelin Pharmaceuticals, Inc. and Hospira, Inc. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties are described under the heading “Risk Factors” contained in Javelin’s Form 10-K, for the year ended Dec. 31, 2009, which was filed with the Securities and Exchange Commission (“SEC”), as well as any updates to those risk factors filed from time to time in Javelin’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Javelin Pharmaceuticals undertakes no duty to update this information unless required by law.
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SOURCE: Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com